Exhibit 99.1

                     American States Water Company
Announces Court of Appeal Order in Affirming Dismissal of Court Cases


    SAN DIMAS, Calif.--(BUSINESS WIRE)--Aug. 29, 2007--American States Water Company (NYSE:AWR) is pleased to announce that on August 24, 2007, the First Appellate District of the California Court of Appeal affirmed the trial court's dismissal of cases involving approximately 2,000 plaintiffs in Los Angeles. The Court held that the trial court properly applied the California Supreme Court's holding in the landmark case of Hartwell v. Superior Court, in dismissing water quality related lawsuits against water utilities regulated by the California Public Utilities Commission ("CPUC"), including Golden State Water Company ("GSWC") a wholly-owned subsidiary of AWR.

    In 1997, GSWC was named as a defendant in nineteen lawsuits alleging that GSWC and other water utilities delivered unsafe water to their customers in the San Gabriel Valley and Pomona Valley areas of Los Angeles County. Plaintiffs in these actions sought damages, including general, special, and punitive damages, as well as attorney's fees on certain causes of action, costs of suit, and other unspecified relief.

    On August 4, 2004, the trial court dismissed GSWC from all nineteen cases. The trial court found GSWC did not violate established water quality standards and dismissed the cases after allowing reasonable time and opportunity for the plaintiffs to prove otherwise. GSWC has long asserted that it provides water within the standards established by the CPUC in cooperation with the health authorities. In September 2004, the plaintiffs filed an appeal to the trial court's dismissal of GSWC. The Court of Appeal was to determine whether the trial court properly applied the Supreme Court's holding in the case. Argument in the Court of Appeal was held before the First Appellate District on June 20, 2007. On August 24, 2007, the Court of Appeal, in an opinion certified for publication, unanimously upheld the trial court's dismissal of the lawsuits against regulated water utilities, including GSWC.

    American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 255,000 customers) and to over 13,000 customers in the city of Fountain Hills, Arizona, and portions of Scottsdale, Arizona. The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its non-regulated subsidiary, American States Utility Services, Inc., the Company contracts with the U.S. Government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.


    CONTACT: American States Water Company
             Robert J. Sprowls
             Senior Vice President, Chief Financial Officer,
             Treasurer and Corporate Secretary
             Telephone: (909) 394-3600, ext. 647